Exhibit 99.1

United Security Bancshares Completes Acquisition of Taft National Bank

FRESNO, CA, April 23, 2004 - Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) announced today the completion of its acquisition of Taft National Bank (“TNB”) with and into its wholly owned subsidiary, United Security Bank. TNB stockholders will receive .90314316 UBFO shares for each TNB share owned. Approximately 241,574 UBFO shares will be issued for all outstanding TNB shares. The aggregate market value of the UBFO shares to be issued to TNB shareholders was just over $6 million on April 23, 2004 or about 1.65 times TNB book value.

Woods added, “In today’s economic environment, its more difficult than ever before for smaller institutions to provide their shareholders with acceptable returns on equity, even in dynamic markets. The combination of TNB with USB provides an opportunity for shareholders of both companies to benefit, as well as the customers and employees of both institutions. We’re excited to be entering the new dynamic marketplace of Kern County.”

United Security Bank operated eight branches in Fresno and Madera Counties prior to the acquisition of TNB. On Monday, April 26, 2004, two TNB branches, Taft and Bakersfield, will be open for business as usual under the name of United Security Bank, bringing the total branches to ten.

United Security Bancshares, with $560 million in assets, is the parent company of United Security Bank, a state-chartered bank and member of the Federal Reserve Bank of San Francisco. The bank will operate ten branches, 25 ATM’s, four loan centers and four administrative departments across three counties, Fresno, Madera and Kern, following the merger.

Contact:

Dennis Woods 559-248-4928